Matt O’Hayer Retires from Vital Farms Board of Directors; President and CEO Russell Diez-Canseco Named as Executive Chairperson; Denny Marie Post Continues as Lead Independent Director

AUSTIN, TX – February 26, 2026 – Vital Farms (Nasdaq: VITL), a Certified B Corporation that offers a range of ethically produced foods nationwide, announced today an orderly transition of its Board leadership. Matt O’Hayer, who founded the company in 2007 and has served as Executive Chairperson since 2019, has stepped down from his role as Executive Chairperson and as a member of the company's Board of Directors, effective February 24, 2026. To ensure continuity of strategy and speed of execution as the company scales toward its 2030 goals, the Board of Directors has appointed Russell Diez-Canseco, the company’s President and CEO, to the additional role of Executive Chairperson of the Board. Mr. O’Hayer will continue to serve the company in a non-employee advisory role.

Under Mr. O’Hayer’s visionary leadership, Vital Farms grew from a single farm in Austin, Texas, to a national leader in ethical food production, pioneering the pasture-raised category. Mr. Diez-Canseco’s appointment as Executive Chairperson reflects his successful tenure leading the company through its 2020 IPO and subsequent period of significant operational and financial expansion. The Board believes that combining the roles of CEO and Board Chair is appropriate at this time to provide unified leadership with extensive company and industry knowledge, clear accountability to stakeholders and a liaison between the Board and management.

“Vital Farms is proof that you can produce ethical food at scale. The company remains deeply committed to Conscious Capitalism, with a strong leadership team and the right fundamentals in place to achieve $2 billion in net sales by 2030,” said Mr. O’Hayer. “As I step down from the Board to focus on new ventures and enjoy this next chapter in my personal life, I have full confidence in Russell’s leadership. I strongly believe in the Board’s ability to drive long-term value for all of our stakeholders, including investors.”

“When Matt founded Vital Farms back in 2007, he didn’t just see an opportunity to bring ethical food to the table. He also pioneered a way of doing business with a unique purpose-driven culture and set of values, resulting in this amazing place we call Vital Farms. Matt has been a mentor and friend to me since I joined the company over 12 years ago, and it’s an honor to continue his legacy as we build America’s most trusted food company,” said Mr. Diez-Canseco.

Coinciding with this transition, the Board reaffirmed that Denny Marie Post will continue in her role as Lead Independent Director. Ms. Post, a seasoned executive with over 40 years of experience in the consumer and hospitality sectors, will continue to provide independent leadership to the Board, ensuring a balanced governance structure that supports the company’s long-term strategic objectives. The Board remains committed to independent oversight and will continue to maintain its committee structures to ensure the highest standards of corporate governance. In her capacity as Lead Independent Director, Ms. Post maintains robust oversight authority, including the power to approve board meeting agendas, call meetings of the independent directors, and preside over executive sessions without management present.

About Vital Farms

Vital Farms (Nasdaq: VITL) is a Certified B Corporation that offers a range of ethically produced foods nationwide. Started on a single farm in Austin, Texas, in 2007, Vital Farms is now a national consumer brand that works with 600 small farms and is the leading U.S. brand of pasture-raised eggs by retail dollar sales. Vital Farms’ ethics are exemplified by its focus on the humane treatment of farm animals and sustainable farming practices. In addition, as a Delaware public benefit corporation, Vital Farms prioritizes the long-term benefits of each of its stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, and crew members and stockholders. Vital Farms’ products, including shell eggs, butter, hard-boiled eggs, and liquid whole eggs, are sold in more than 24,000 stores nationwide. Vital Farms pasture-raised eggs can also be found on menus at hundreds of foodservice operators across the country. For more information, visit https://vitalfarms.com/.

Forward-Looking Statements

This press release and the earnings call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Vital Farms’ corporate strategies, anticipated growth, Vital Farms’ future financial performance, management’s long-term outlook, including Vital Farms’ ability to achieve its $2 billion net revenue target by 2030, and the potential benefits to Vital Farms’ business of appointing Russell Diez-Canseco as the Chairperson of the Board and combining the roles of CEO and Board Chairperson. These forward-looking statements are based on Vital Farms’ current assumptions, expectations, and beliefs and are subject to substantial risks, uncertainties, assumptions, and changes in circumstances that may cause Vital Farms’ actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement.

These risks and uncertainties are more fully described in Vital Farms’ filings with the Securities and Exchange Commission (SEC), including in the sections entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 28, 2025, which Vital Farms anticipates filing on February 26, 2026, and other filings and reports that Vital Farms may file from time to time with the SEC. Moreover, Vital Farms operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for management to predict all risks, nor can Vital Farms assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Vital Farms may make. In light of these risks, uncertainties, and assumptions, Vital Farms cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. Vital Farms disclaims any obligation to update forward-looking statements except as required by law.

Media:

Rob Discher

Rob.Discher@vitalfarms.com

Investors:

Brian S. Shipman, CFA

Brian.Shipman@vitalfarms.com